                                                                                                                                                                                                                                                                                                           EXHIBIT 99.3

Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust
Financial Statements as of December 31, 2008 and 2007, and for the Year Ended December 31, 2008, Supplemental Schedule as of December 31, 2008, and Report of Independent Registered Public Accounting Firm

INDIANA BANK AND TRUST COMPANY
EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2008 and 2007	3

Statement of Changes in Net Assets Available for Benefits for the Year Ended	4
December 31, 2008

Notes to Financial Statements as of December 31, 2008 and 2007, and
For the Year Ended December 31, 2008	5-10

SUPPLEMENTAL SCHEDULE--

Form 5500—Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)
As of December 31, 2008	11

NOTE: All other schedules required by Section 2520.103-10 of the Department of
Labor’s Rules and Regulations for Reporting and Disclosure under the
Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

Plan Administrator
Indiana Bank and Trust Company
Employees’ Savings and Profit Sharing Plan and Trust
Columbus, Indiana

We have audited the accompanying statements of net assets available for benefits of the Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”) as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted out audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on the test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Our audits were preformed for the purpose of forming opinions on the basic financial statements taken as a whole.  The accompanying supplemental schedule of assets held at end of year as of December 31, 2008, is presented for the purpose of additional analysis and is not required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Somerset CPA's, P.C.

Indianapolis, IN

June 22, 2009

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2008 AND 2007

	2008	2007

ASSETS:
Participant-directed investments—at fair value:
Indiana Community Bancorp stock fund	$950,079	$1,886,647
Collective trusts	5,496,413	7,192,339
Participant loans	150,588	162,588

Total investments	6,597,080	9,241,574

Receivables:
Investment income	9,280	17,942
Contributions	-	24,674

Total receivables	9,280	42,616

Total assets	6,606,360	9,284,190

LIABILITIES:
Excess contributions to be funded	7,993	-
Accounts payable	-	22,538

Total liabilities	7,993	22,538

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	6,598,367	9,261,652

Adjustments from fair value to contract value
For fully benefit-responsive investment contracts	5,374	22,861

NET ASSETS AVAILABLE FOR BENEFITS	$6,603,741	$9,284,513

See notes to financial statements.

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR YEAR ENDED DECEMBER 31, 2008

ADDITIONS:
Contributions:
Participant contributions	$772,155
Employer contributions	243,735

Total contributions	1,015,890

Investment income:
Dividends and interest	63,709

Total investment income	1,079,599

DEDUCTIONS:
Net depreciation in fair value of investments	(2,685,478)
Benefits paid to participants	(1,026,763)
Administrative expenses	(48,130)

Total deductions	(3,760,371)

DECREASE IN NET ASSETS	(2,680,772)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	9,284,513

End of year	$6,603,741

See notes to financial statements.

INDIANA BANK AND TRUST COMPANY

EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007, AND FOR THE YEAR ENDED DECEMBER 31, 2008

1.	DESCRIPTION OF THE PLAN

The following description of the Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”), as amended, is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is administered by the plan committee, John Keach Jr., Mark Gorski and Pennie Stancombe. The Plan is a contributory, defined contribution plan covering substantially all employees of Indiana Bank and Trust Company (the “Company”) who have completed one month of service and attained at least 21 years of age. Once employees meet these requirements and elect to participate, they are eligible to make contributions at the beginning of the month following their enrollment date. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Plan Amendment -Effective March 1, 2008 the Plan changed it's name from Home Federal Bancorp Employees' Savings and Profit Sharing Plan and Trust to Indiana Bank and Trust Company Employees' Savings and Profit Sharing Plan and Trust.

Contributions—Participants may elect to contribute not less than one percent nor more than 75% of gross compensation, as defined, during each pay period. Gross compensation includes commissions and bonuses at the direction of the employee. Participants can direct their contributions into one or more of the nineteen investment options offered by the Plan. Participant contributions are allocated 100% to the contributor’s individual account balance each payroll period.

Effective January 1, 2008, the Plan was amended to increase the Company's match to $.50 for $1.00 of eligible participant savings contributions up to a maximum of six percent of compensation.  During 2007, the employer’s matching contributions, as required in the Plan document, were equal to $.50 for each $1.00 of eligible participant savings contributions up to a maximum of three percent of compensation. These contributions are separately identified in a “matching account.” Employer contributions are allocated to investment options within each individual’s account in the same ratio as individual employee contributions. The Plan also allows for additional discretionary match to be determined by the Company each year. The participant must be an employee of the Company for six consecutive months to be eligible to receive employer contributions. For the year ended December 31, 2008, management did not elect to contribute discretionary match contributions.

Participant Accounts—Individual accounts are maintained for each Plan participant. Investment income or loss is allocated to individual accounts based on individual account balances relative to the total account balances as of the allocation date. Investment income or loss includes the net of earned interest and dividends and realized and unrealized gains and losses.

Vesting—Participant contributions and allocated amounts of investment income or loss are at all times 100% vested. Matching account contributions become 100% vested upon attaining age sixty-five, disability or death, upon termination after attaining age fifty-five or upon termination of the Plan. Vesting prior to any of the previously noted attainments is determined as follows:

Years of	Vested
Service	Percentage

Less than 1 year	0%
Greater than 1 year but less than 2 years	33.33
Greater than 2 years but less than 3 years	66.66
3 years or more	100.00

A participant is credited with one year of service for each Plan year in which the participant has at least 1,000 hours of service.

Payment of Benefits

Upon termination of service, death, or disability, a participant may elect to receive a single lump-sum, a series of payments or employer stock equal to the value of his or her account.  All distributions are subject to the applicable provisions of the Plan agreement.  Benefit payments are recorded upon distribution.

Participant Loans—Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at rates ranging from 5.5% to 9.25% which are commensurate with local prevailing rates at the time funds were borrowed as determined by the Plan administrator, Indiana Bank and Trust Company. Principal and interest is paid ratably through payroll deductions on the first payroll run of each month. Participant loans are valued at the outstanding loan balances.

Forfeitures—Forfeitures of a participant’s nonvested portion of their matching account occur when a participant incurs five consecutive one year periods of severance. Forfeited amounts are held in a separate suspense account and are used to reduce future employer contributions. During 2008, employer contributions were reduced by $11,238 from forfeited nonvested accounts. At December 31, 2008 and 2007, forfeited nonvested amounts remaining for future use totaled $1,718 and $12,324, respectively.

Administrative Expenses—The Bank of New York trustee and custody fees were paid from the net assets of the Plan.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (“IRC”) limits.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America, on the accrual basis of accounting.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Common/collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. Participant loans are valued at the outstanding loan balances.

The Pentegra Stable Value Fund is a stable value fund that is a collective investment and reinvestment in one or more bank, insurance company or synthetic investment contracts, and in short-term investments. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. The Plan’s investment in the Pentegra Stable Value Fund consists of certain investment contracts. The fair value of traditional guaranteed investment contracts is determined using a discounted cash flow methodology where the individual contract cash flows are discounted at the prevailing interpolated swap rate as of year-end.

Synthetic investment contracts represent individual assets placed in a trust, with ownership by the Fund; a third party issues a wrapper that guarantees that participant transactions are executed at contract value.  Individual assets of the synthetic investment contract are generally valued at representative quoted market prices. Short-term securities, if any, are stated at amortized cost, which approximates market value. Debt securities are valued on the basis of valuations furnished by a pricing service approved by the Trustee, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. Investments in regulated investment companies or collective investment funds are valued at the net asset value per share/unit on the valuation date. Securities for which market quotations are not readily available or have quotations which management believes are not appropriate, are valued at fair value as determined in good faith by the Trustee. Accrued interest, if any, on the underlying investments is added to the fair value of the investments for presentation purposes. The fair value of the wrap contracts is determined using the market approach discounting methodology which incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated swap rate as of period-end.

Purchase and sales of securities are recorded on the trade-date basis. Dividend income is recorded on the ex-dividend date.

Plan Assets—Plan assets are maintained in the custody of The Bank of New York. Indiana Bank and Trust Company and the Bank of New York are the trustees for the Employer Stock Fund and the Collective Trusts, respectively.

Risks and Uncertainties—Investments securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The Plan’s investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2008 and 2007 are as follows:

	Fair Value
	2008	2007

Indiana Community Bancorp Stock Fund	$950,079	$1,886,647
State Street Investors Short-Term Investment Fund	875,193	**
State Street Investors Pentegra Stable Value Fund	622,958	600,395
State Street Investors S & P Midcap Index SL Series Fund	606,050	996,948
State Street Investors Moderate Strategic Balanced SL Fund	974,058	1,338,491
State Street Investors Aggressive Strategic Balances SL Fund	*	593,202
State Street Investors Long US Treasury Index SL Series Fund	362,465	**
State Street Investors S & P Growth Index SL Fund	338,423	531,220
State Street Investors S & P Value Index SL Fund	*	518,822
State Street Investors S & P 500 Flagship SL Series Fund	*	514,441
State Street Investors Russell 2000 Index SL Series Fund	*	486,643

* Did not represent more than 5% of Plan Assets in 2008.
** Did not represent more than 5% of Plan Assets in 2007.

During 2008, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

Collective Trusts	$(1,818,385)
Stock Fund	(867,093)

Total depreciation in fair value of investments	$(2,685,478)

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2008 and 2007, the Plan held 78,358 and 81,257 shares, respectively, of common stock of Indiana Commmunity Bancorp, the holding company of the sponsoring employer, with a cost basis of $2,025,448 and $2,201,831, respectively. During the year ended December 31, 2008, the Plan recorded dividend income of $49,532.

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Plan adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 has been applied prospectively as of the beginning of the year.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying financial statements, as well as the general classification of such instrument pursuant to the valuation hierarchy.

Investments
When quoted market prices are available in an active market, investments are classified within Level 1 of the valuation hierarchy. Level 1 investments include Indiana Community Bancorp stock. Level 2 investments include common trust funds and collective investment funds. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include participant loans. Participant loans are included at their carrying value, in the financial statements, which approximated their fair value at December 31, 2008.

The following table presents the fair value measurements of assets recognized in the accompanying financial statements measured at fair value on a recurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008.

	December 31, 2008
	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
Common stock	$950,079	$-	$-	$950,079
Collective trusts	-	5,496,413	-	5,496,413
Participant loans	-	-	150,588	150,588
Total investments at fair value	$950,079	$5,496,413	$150,588	$6,597,080

The following table presents a reconciliation of the beginning and ending balances of participant loans recognized in the accompanying financial statements using significant unobservable (Level 3) inputs for the year ended December 31, 2008.

Total Fair Value Measurements
Level 3 Instruments Only	Participant loans
Balance, December 31, 2007	$162,588
Issuances repayments and settlements (net)	(12,000)

Balance, December 31, 2008	$150,588

6.	FEDERAL INCOME TAX STATUS

The Plan uses a prototype plan document sponsored by Pentegra Services Inc. (“Pentegra”). Pentegra received an opinion letter from the Internal Revenue Service (“IRS”), dated March 31, 2008, which states that the prototype document satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan’s financial statements.

7.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event the Plan is terminated, the participants would become 100% vested in their accounts.

8.	SUBSEQUENT EVENTS

Subsequent to December 31, 2008, the Plan has experienced significant declines in market value as a result of the overall market conditions in the United States and global financial markets. Whether these declines can be considered permanent or temporary, cannot be reasonably estimated at this time, and as a result no adjustment can be reflected in these financial statements.

SUPPLEMENTAL SCHEDULE

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

EIN: 35-1807839
PLAN NUMBER : 002

FORM 5500, SCHEDULE H Part IV; LINE 4i—SCHEDULE OF ASSETS
(HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008

		Fair
	Units	Value

*Indiana Community Bancorp Stock Fund
Indiana Community Bancorp Stock	78,358	$940,296
Collective Short-Term Investment Fund	9.783	9,783
Total Indiana Community Bancorp Stock Fund		950,079

State Street Investor Services Funds:
S&P 500 Flagship SL Series Fund	1,193	213,517
*Pentegra Stable Value Fund	55,199	622,958
S&P Midcap Index SL Series Fund	31,185	606,050
Short-Term Investment Fund	875,193	875,193
Long US Treasury Index SL Series Fund	24,989	362,465
Daily EAFE Index SL Series Fund	16,411	220,296
Conservative Strategic Balanced SL Fund	7,832	115,153
Moderate Strategic Balanced SL Fund	83,675	974,058
Aggressive Strategic Balanced SL Fund	32,070	285,716
S&P Growth Index SL Fund	41,458	338,423
S&P Value Index Fund	33,269	255,573
Russell 2000 Index SL Series Fund	15,947	267,954
NASDAQ 100 Index Non-Lending Fund	23,723	178,447
REIT Index Non-Lending Series Fund	5,417	89,318
State Street Global Advisors Target Retirement 2045SL Fund	1,017	8,144
State Street Global Advisors Target Retirement 2035 SL Fund	2,120	16,767
State Street Global Advisors Target Retirement 2025 SL Fund	3,966	33,626
State Street Global Advisors Target Retirement 2015 SL Fund	3,649	32,755
*Participant loans, with interest rates ranging from 5.5% to 9.25%, and
Maturity dates through December 2023		150,588

TOTAL INVESTMENTS		$6,597,080

*Denotes a party-in-interest